Exhibit 99.1

Media Contact:	Investor Contact:
Arthur House, 203-578-2391	Terry Mangan, 203-578-2318
ahouse@websterbank.com	tmangan@websterbank.com

WEBSTER ANNOUNCES RETIREMENT

OF PRESIDENT AND CHIEF OPERATING OFFICER

WATERBURY, Conn., April 21, 2008 — Webster Financial Corporation (NYSE: WBS) announced today that William T. Bromage will retire from Webster at the end of 2008. Bromage is president and chief operating officer and a director of Webster Financial Corporation and president, chief operating officer and vice chairman of the board of Webster Bank.

Webster Chairman and Chief Executive Officer James C. Smith stated that as Webster narrows its strategic focus the role of a president and COO is no longer central to its operating model. Therefore, Bromage will advance his planned retirement from Webster. He will relinquish the positions of president and COO and director in June 2008 and will serve as vice chairman of Webster Bank to advise Smith during the transition period ending in December of this year.

“Bill has been both a friend and a source of strength to Webster as we implemented our commercial banking strategy and became a strong regional competitor in New England,” Smith said. “Bill’s leadership and wisdom have been of great value to Webster and to me personally as we have grown, expanded and advanced our efforts to be New England’s bank. His contributions are widely reflected and appreciated throughout Webster. I look forward to his continued counsel over the remainder of the year.”

Bromage, 62, joined Webster in 1996 as executive vice president in charge of commercial banking. Soon thereafter as senior executive vice president he was responsible for commercial banking, corporate development, human resources, marketing and corporate internet strategy. In 2000 he was named president and chief operating officer responsible for all of Webster’s lines of business. He was elected to Webster’s boards in 2001.

Bromage serves in leadership roles with several Connecticut organizations and community groups including chairman of Junior Achievement of Southwest New England and membership on the boards of Connecticut Public Broadcasting, MetroHartford Alliance, the Greater Hartford Arts Council and the Connecticut Technology Council.

Webster Financial Corporation is the holding company for Webster Bank, National Association. With $17.2 billion in assets, Webster provides business and consumer banking, mortgage, insurance, financial planning, trust and investment services through 181 banking offices, 484 ATMs, telephone banking and the Internet. Webster Bank owns the asset-based lending firm Webster Business Credit Corporation, the insurance premium finance company Budget Installment Corp., Center Capital Corporation, an equipment finance company headquartered in Farmington, Connecticut and provides health savings account trustee and administrative services through HSA Bank, Member FDIC and equal housing lender.

For more information about Webster, including past press releases and the latest annual report, visit the Webster website at www.WebsterOnline.com.